Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

Second Supplemental Indenture (this “Second Supplemental Indenture”), dated as of December 14, 2018, among Mattel, Inc., a Delaware corporation (the “Issuer”), the party identified as a New Guarantor on the signature page hereto (the “New Guarantor”) and MUFG Union Bank, N.A., as trustee (in such capacity, the “Trustee”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture.

W I T N E S S E T H

WHEREAS, the Issuer and the Trustee are parties to an indenture dated as of December 20, 2017 (the “Base Indenture”), and a supplemental indenture dated as of May 31, 2018 (“First Supplemental Indenture” and together with the Base Indenture, the “Indenture”) providing for the issuance of the Issuer’s 6.750% Senior Notes due 2025 (the “Notes”);

WHEREAS, Section 3.9 of the Base Indenture provides that under certain circumstances the New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein;

WHEREAS, Section 9.1 of the Base Indenture provides that the Trustee is authorized to execute and deliver this Second Supplemental Indenture;

WHEREAS, the Issuer and the Guarantors are authorized to execute and deliver this Second Supplemental Indenture;

WHEREAS, the Issuer has requested that the Trustee execute and deliver this Second Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to the execution and delivery of this Second Supplemental Indenture have been done and performed, and the execution and delivery hereof has been in all respects authorized.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the New Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.    Agreement to Become Guarantor. The New Guarantor hereby unconditionally guarantees the Issuer’s obligations for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Issuer, on the terms and subject to the conditions set forth in Article X of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Guarantor therein.

2.    No Recourse Against Others. No manager, managing director, director, officer, employee, incorporator or holder of any Equity Interests in the Issuer, any Subsidiary or any direct or indirect parent of the Issuer, as such, shall have any liability for any obligations of the Issuer or the New Guarantor under the Notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes, by accepting a Note, waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

3.    Ratification of Indenture; Second Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4.    Notices. For purposes of Section 12.1 of the Indenture, the address for notices to the New Guarantor shall be:

Mattel Import Services, LLC

c/o Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245-5012

Facsimile: (310) 252-2567

Attention: General Counsel

5.    Governing Law. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

6.    Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this Second Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

7.    Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

8.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the New Guarantor.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

MATTEL, INC.

By:	/s/ Mandana Sadigh
Mandana Sadigh
Senior Vice President & Treasurer

MATTEL IMPORT SERVICES, LLC, as the New Guarantor

By:	/s/ Tiffani Magri
Tiffani Magri
Secretary

MUFG UNION BANK, N.A., as Trustee

By:	/s/ Melonee Young
Melonee Young
Vice President